October 22, 1998





Dear Investor:

We recently received your ballot on the proposed merger of the America First Tax Exempt Mortgage Fund L.P. in which you are an investor. You might recall that you chose to abstain from voting. I am writing this letter to ask you to reconsider and to vote in favor of the transaction. The board of directors believes that this merger will be beneficial for limited partners.

I would be pleased to answer, on a personal basis, any questions you may have and I respectfully request you give me that opportunity. I can be reached at 1-800-283-2357 or on my direct line, 402/930-3081. I would appreciate a call at your convenience to review the transaction and to discuss with you the risks and rewards. The current investment climate is creating opportunities that our Fund cannot take advantage of without making the proposed changes.

Thank you for your consideration.

Sincerely,



Maurice E. Cox, Jr.
Executive Vice President

MEC/cca